Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS FIRST QUARTER NET SALES UP 53%

Reaffirms 2008 Net Sales and Net Income Guidance

MOUNTAIN VIEW, Calif. (May 6, 2008) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today reported financial results for the three months ended March 31, 2008.

Net sales for the first quarter of 2008 were $21.1 million, up 53% over net sales of $13.8 million for the first quarter of 2007 and up 14% over net sales of $18.6 million for the fourth quarter of 2007.  These results are within the Company’s guidance of $21.0 million to $22.0 million issued on February 19, 2008. The net loss for the first quarter of 2008 was $6.4 million, or $0.21 per share.  This compares with the net loss for the first quarter of 2007 of $4.1 million, or $0.14 per share, and the net loss for the fourth quarter of 2007 of $2.8 million, or $0.09 per share.  The net loss for the 2008 first quarter exceeded the Company’s guidance for a net loss of $4.4 million to $5.3 million, largely due to a higher-than-expected one-time inventory adjustment in connection with the Company’s acquisition of Conceptus SAS, its principal European distributor.

Net sales growth during the 2008 first quarter was due to higher commercial sales of the Essure system worldwide.  Domestic sales of the Essure system for the first quarter of 2008 of $16.4 million increased 31% over the first quarter of 2007.  International sales of $4.7 million increased 285% over the first quarter of 2007, largely as a result of the acquisition in January 2008 of Conceptus SAS, and the recognition of international sales at end-user pricing.  During the first quarter of 2008, the Company entered 484 physicians into preceptorship, certified 442 physicians and transitioned 472 physicians to performing procedures in the office setting.  Domestic in-office procedures represented 46% of net sales for the first quarter of 2008, compared with 46% in the fourth quarter of 2007 and 36% in the first quarter of 2007.

“During the first quarter our physicians in the U.S. were impacted by reduced patient requests for all gynecological procedures, due to insurance deductibles re-setting and the overall economic uncertainty,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “Despite this, we were able to execute on plan and grow our overall business.  We remain very positive about the growth potential of our business as we believe we will continue to achieve our key goals for physicians entering preceptorship and becoming certified to perform the Essure procedure, as well as transitioning their cases into the higher utilization office setting.”

Gross profit for the first quarter of 2008 was $15.7 million, or 74% of net sales.  This compares with gross margin for first quarter of 2007 of 73% of net sales and with gross margin for the fourth quarter of 2007 of 76% of net sales.  Gross profit was negatively impacted in the first quarter by $1.2 million due to the write-up of inventory balances required under purchase accounting for the acquisition of Conceptus SAS in January 2008, which reduced gross margin by approximately 600 basis points,   Although the Company had anticipated this one-time write-up in its guidance, the amount was greater than expected due to higher inventories and to a larger per-unit write-up due to higher European average selling prices.

Research and development expenses were $1.9 million for the first quarter of 2008, up from $1.6 million for the first quarter of 2007 and $1.7 million for the fourth quarter of 2007.  R&D expenses reflect product development, clinical and manufacturing engineering expenditures, which are substantially related to the ongoing development of improvements to the Essure device.

Selling, general and administrative expenses were $20.1 million for the first quarter of 2008, up from $13.0 million for the first quarter of 2007 and $16.0 million for the fourth quarter of 2007. The increase in SG&A expenses was due primarily to $3.5 million in expenses for the direct-to-consumer advertising campaign that the Company launched in full during the first quarter of 2008.

Other income and expense was essentially breakeven, compared with net income of $0.5 million in the first quarter of 2007 and net income of $0.7 million in the fourth quarter of 2007.  Interest income was lower in the current quarter due to both lower interest rates and lower invested cash balances.  In addition, the Company was subject to foreign currency exposure upon the acquisition of Conceptus SAS and as a result recorded a charge of $0.3 million in other expense related to the combined effects of an unfavorable hedge obligation and exchange rate gains in the first quarter of 2008.

Cash, cash equivalents and short-term investments were $18.2 million as of March 31, 2008, a decrease of $27.0 million from December 31, 2007. The Company used $24.3 million of cash for the acquisition of Conceptus SAS in January 2008.

“Although our first quarter net loss was greater than we had anticipated, this was largely the result of a one-time acquisition-related adjustment.  With gross margins expected to increase to 79% to 80% in the second quarter, we expect to resume our improving financial performance,” added Mark Sieczkarek.  “Importantly, we are very encouraged by the early indicators in the direct-to-consumer advertising campaign, such as calls to the call center, hits to our website and referrals to physicians, and continue to expect to drive consumer demand for the product over the coming 12 to 18 months in the DTC cities.”

Financial Guidance

The Company also announced financial guidance for the second quarter of 2008, and re-affirmed full-year 2008 net sales and net income guidance, as follows:

•      The Company expects net sales in the second quarter to be $25.0 million to $26.0 million, and affirms guidance for net sales for the full year to be in the range of $102.0 million to $105.0 million.

•      The Company expects gross margin to be between 79% and 80% for the second quarter and for the remainder of the year.

•      The Company expects operating expenses to be $21.0 million to $22.0 million for the second quarter of 2008 and $76.0 million to $77.0 million for the full-year 2008.  Guidance issued in January 2008 and updated in February 2008 was for full-year operating expenses of approximately $80.0 million.

•      The Company expects a net loss for the second quarter of 2008 of $0.5 to $1.5 million. This net loss guidance includes stock-based compensation expense, which the Company expects to be approximately $1.6 million.  The Company affirms expectations for net income to be in the range of $3.0 million to $5.5 million for the full year of 2008, including equity-based compensation expense of approximately $6.3 million.

“We are maintaining our original net income guidance for the full year and intend to adjust operating expenses in the remainder of the year to offset the lower-than-anticipated gross profit and other income for the first quarter,” concluded Mr. Sieczkarek.  “We still expect to be profitable in the second half of the year and to achieve that important milestone.”

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250, from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern time May 6, 2008 through 11:59 p.m. Eastern time on May 8, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 44245855

About the Essure Procedure

The Essure procedure, approved by the FDA in 2002, is a permanent birth control procedure that replaces tubal ligation for women. In the comfort of a physician’s office and in about 10 minutes, the soft micro-inserts are placed into the Fallopian tubes through the cervix eliminating the need for incisions. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the Fallopian tubes.

The Essure confirmation test is performed three months after the procedure to confirm that the micro-inserts are in the correct location, the tubes are blocked and that the woman can discontinue temporary birth control. The Essure procedure is 99.80% effective and is the first and only FDA approved female sterilization procedure to have zero pregnancies in clinical trials.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the United States is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding growth in net sales, gross margin, earnings guidance, physician utilization, the results of the direct-to-consumer campaign, and the performance of Essure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$21,127	$13,780

Cost of goods sold	5,445	3,705

Gross profit	15,682	10,075

Operating expenses:
Research and development	1,931	1,642
Selling, general and administrative	20,102	13,009

Total operating expenses	22,033	14,651

Operating loss	(6,351)	(4,576)

Interest and other income (loss), net	(28)	476

Net loss	$(6,379)	$(4,100)

Basic and diluted net loss per share	$(0.21)	$(0.14)

Shares used in computing basic and diluted net loss per share	29,935	29,260

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$18,183	$45,150

Accounts receivable, net	13,082	11,903

Inventories, net	3,738	2,418

Other current assets	5,129	3,271

Total current assets	40,132	62,742

Property and equipment, net	6,392	5,312

Intangible assets, net	8,471	3,719

Long-term investments	46,103	48,800

Goodwill	15,672	—

Other assets	157	102

Total assets	$116,927	$120,675

Total liabilities	100,971	98,748

Common stock and additional paid in capital	259,874	257,176

Other comprehensive income (loss)	(2,290)	—

Accumulated deficit	(241,628)	(235,249)

Total stockholders’ equity	15,956	21,927

Total liabilities and stockholders’ equity	$116,927	$120,675

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